                                                                       EXHIBIT 2


                               EXCHANGE AGREEMENT


                  THIS EXCHANGE AGREEMENT (the "Agreement") is executed and entered into effective as of March 12, 2003, by and among (i) E.P. Hamilton Trusts LLC, a Delaware limited liability company (the "LLC"), (ii) Deborah E. Wiley ("Deborah Wiley"), (iii) Peter Booth Wiley ("Peter Wiley"), (iv) Bradford Wiley II ("Bradford Wiley"), and (v) W. Bradford Wiley Associates, L.P., a New Jersey limited partnership (the "Partnership").

                                    RECITALS

                  WHEREAS, the parties to this Agreement own approximately 20 percent of the total outstanding shares of capital stock of John Wiley & Sons, Inc. (the "Company") and control approximately 50 percent of the voting power of the Company;

                  WHEREAS, the LLC was established for the purpose of maintaining family ownership and control of the Company by owning, investing in, administering and managing shares of the Company's Class A common stock, par value $1.00 per share (the "Class A Stock") and shares of the Company's Class B common stock, par value $1.00 per share (the "Class B Stock," and together with the Class A Stock, the "Shares"); and

                  WHEREAS, it is the intent of the parties that the LLC shall become the holder of record of all of the Class B Stock currently held by Deborah Wiley, Peter Wiley, Bradford Wiley and the Partnership.

                                    AGREEMENT

                  NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                    SECTION I

                               EXCHANGE OF SHARES

                  1.1 Exchange of Class A Stock for Class B Stock. Each of Deborah Wiley, Peter Wiley, Bradford Wiley and the Partnership (collectively, the "Family Holders") hereby agrees to transfer to the LLC all of his, her or its shares of Class B Stock as set forth below opposite their respective names solely in exchange for the number of shares of Class A Stock as set forth below opposite their respective names. For the purposes of this exchange, each share of Class B Stock shall equal .961184 shares of Class A Stock based on the appraisal of Management Planning, Inc., dated March 12, 2003.



                                         Shares of Class B Stock          Shares of Class A Stock
        Family Holder                      Transferred to LLC               Received from LLC
        -------------                      ------------------                ----------------
        Deborah Wiley                             645,472                         654,068
        Peter Wiley                               608,544                         616,649
        Bradford Wiley                            608,544                         616,649
        Partnership                               297,680                         301,644
                                                ---------                       ---------
                 Total                          2,160,240                       2,189,010


                  1.2 The Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on the date hereof at the offices of the Company, or on such other date, time or place as may be agreed upon in writing by the parties hereto. The date of the Closing is herein referred to as the Closing Date.

                  1.3 Closing Deliveries. In connection with the Closing each Family Holder shall deliver to the LLC certificates representing the shares of Class B Stock to be transferred by each, duly endorsed to the LLC, or with stock powers attached, duly endorsed to the LLC. The LLC shall deliver to each Family Holder certificates representing the shares of Class A Stock to be transferred to each such Family Holder, duly endorsed to each such Family Holder, or with stock powers attached, duly endorsed to each such Family Holder.

                  1.4 Transfer Taxes. The LLC shall bear the cost of documentary, stamp, sales, excise or other taxes payable in respect of the transfer of the Shares, if any.

                                   SECTION II

                         REPRESENTATIONS AND WARRANTIES

                  2.1 As a material inducement to the LLC to exchange the Shares, each Family Holder represents and warrants to the LLC as follows:

                           (a) Legal Age; Legally Competent. Each of Deborah
Wiley, Peter Wiley and Bradford Wiley is of legal age to execute and perform this Agreement and is legally competent to do so.

                           (b) Due Authorization, Enforceability, No Conflicts.
The Partnership has taken all action necessary to authorize the execution, deliver and performance by it of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of each Family Holder, enforceable against him, her or it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors' rights generally and general principles of equity. The execution, delivery and performance by each Family



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


Holder of this Agreement will not violate, conflict with or cause any breach of the terms of any law, rule, regulation, order, writ, injunction or decree to which he, she or it is subject, or any agreement or instrument to which such Family Holder is a party or by which such Family Holder may be bound.

                           (c) Consents. No consent, approval or authorization
of, or exemption by, or registration or filing with, any governmental or regulatory authority or other third party which has not been obtained or made by any Family Holder on or before the date hereof is required in connection with the execution and delivery by him, her or it of this Agreement or the consummation by him, her or it of the transactions contemplated hereby.

                           (d) Title. Each Family Holder has full legal and
beneficial title to the shares of Class B Stock attributed to him, her or it, and, upon transfer to the LLC, the LLC will have full legal and beneficial title thereto free and clear of all liens, encumbrances or other interests of third parties.

                  2.2 As a material inducement to each of the Family Holders to exchange the Shares, the LLC represents and warrants to each Family Holder as follows:

                           (a) Due Authorization, Enforceability, No Conflicts.
The LLC has taken all action necessary to authorize the execution, deliver and performance by it of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of the LLC, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting enforcement of creditors' rights generally and general principles of equity. The execution, delivery and performance by the LLC of this Agreement will not violate, conflict with or cause any breach of the terms of any law, rule, regulation, order, writ, injunction or decree to which it is subject, or any agreement or instrument to which the LLC is a party or by which it may be bound.

                           (b) Consents. No consent, approval or authorization
of, or exemption by, or registration or filing with, any governmental or regulatory authority or other third party which has not been obtained or made by the LLC on or before the date hereof is required in connection with the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

                           (c) Title. The LLC has full legal and beneficial
title to the shares of Class A Stock attributed to it, and, upon transfer to the Family Holders, each Family Holder will have full legal and beneficial title to the Shares received free and clear of all liens, encumbrances or other interests of third parties.


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





                                   SECTION III

                                  MISCELLANEOUS

                  3.1 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between them, whether written or oral, with respect to the subject matter hereof.

                  3.2 Survival of Representations and Warranties. The respective representations and warranties of the Family Holders and the LLC, contained in this Agreement shall survive the exchange of the Shares, contemplated hereby.

                  3.3 Amendment and Waiver. This Agreement may not be amended nor may any of the provisions hereof be waived orally. To be effective, any amendment to this Agreement shall be in writing and signed by all of the parties hereto. To be effective, any waiver of any of the provisions of this Agreement shall be in writing and signed by the party to be charged and then such waiver shall be effective only to the extent specifically set forth in such writing.

                  3.4 Notices. All notices, consents, waivers or other communications required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested, and postage prepaid, hand delivered, sent by confirmed telecopy or other confirmed electronic means or by express mail service or other nationally recognized overnight courier service to the party at its or his or her address.

                  3.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to the choice of law provisions thereof.

                  3.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

                  3.7 Severability. If any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provisions of this Agreement.

                  3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

                  3.9 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.


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





                     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


                                          E.P. HAMILTON TRUSTS LLC


                                          By: /s/ Deborah E. Wiley
                                              ----------------------------
                                              Name: Deborah E. Wiley
                                              Title: Manager


                                              /s/ Deborah E. Wiley
                                              ----------------------------
                                              Deborah E. Wiley


                                              /s/ Peter Booth Wiley
                                              ----------------------------
                                              Peter Booth Wiley


                                              /s/ Bradford Wiley II
                                              ----------------------------
                                              Bradford Wiley II

                                          W. BRADFORD WILEY ASSOCIATES, L.P.

                                          By: /s/ Deborah E. Wiley
                                              ----------------------------
                                              Name:  Deborah E. Wiley
                                              Title: General Partner


                                          By: /s/ Peter Booth Wiley
                                              ----------------------------
                                              Name:  Peter Booth Wiley
                                              Title: General Partner


                                          By: /s/ Bradford Wiley II
                                              ----------------------------
                                              Name:  Bradford Wiley II
                                              Title: General Partner



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